Exhibit 99.1

Investor Contact:

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigoptix.com

GigOptix Response to GSI Technology Regarding Acquisition Proposal

SAN JOSE, Calif. – September 9, 2014 – GigOptix, Inc. (NYSE MKT: GIG) a leading supplier of advanced high speed semiconductor components for use in long-haul, metro, Cloud connectivity, data centers, consumer electronics links and interactive applications, through optical and wireless communications networks, today announced that it had sent the following letter to the GSI Technology board of directors in response to the announcement by GSI Technology, Inc. (Nasdaq: GSIT) that its board of directors has rejected GigOptix’ previously announced proposal to acquire GSI Technology.

Below is the text of the letter that GigOptix sent to GSI Technology’s board of directors:

September 9, 2014

Board of Directors

GSI Technology, Inc.

1213 Elko Drive

Sunnyvale, CA 94089

Attention: Lee-Lean Shu, President, Chief Executive Officer and Chairman of the Board

Dear Members of the Board:

I am in receipt of Mr. Shu’s letter dated September 8, 2014. We are disappointed that GSI Technology’s Board of Directors, without even engaging in a discussion with us, has rejected our acquisition proposal and chosen to deny its stockholders the opportunity to achieve a substantial premium and immediate liquidity for their shares. We are confident that moving forward promptly to consummate a transaction is in the best interests of all parties. We believe we are offering GSI Technology’s stockholders superior value and the opportunity to participate in the upside of the combined company, which we believe is a better outcome than GSI Technology remaining an independent company as you have proposed in your letter. As we have previously stated, the combination should offer an increasingly exciting set of solutions for customers, providing an offering of both your high performance memory products for networking and telecommunications equipment and our high speed communications components. Together, this would allow us to strengthen the value proposition that we collectively provide to our customers through a wider range of companion and complementary products and more effectively challenge our respective competitors in the marketplace.

In light of the value which we believe this combination brings, we continue to seek a negotiated agreement with GSI Technology, and will continue to explore all necessary steps to ensure that GSI Technology’s stockholders are provided with the opportunity to realize the value inherent in our proposal. We therefore urge the GSI Technology Board of Directors to do the right thing and immediately engage in meaningful discussions with us so that we may deliver significant value to each of our stockholders. We and our advisors stand ready at any time to meet and review our offer directly with you.

Very truly yours,

 /s/ Dr. Avi Katz

Dr. Avi Katz

Co-Founder, CEO & President

Chairman of the Board of Directors

GigOptix, Inc. (NYSE MKT: GIG)

About GigOptix, Inc.

GigOptix is a leading fabless supplier of high speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. The products address long haul and metro telecom applications as well as emerging high-growth opportunities for Cloud and data centers connectivity, and interactive applications for consumer electronics. GigOptix offers a unique broad portfolio of drivers and TIAs for 40Gbps, 100Gbps and 400Gbps fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions in a wide range of technology geometries from 28nm to 0.6um, and enables a complete product life cycle support from swift introduction of new product to extension of legacy products.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement GigOptix and GSI Technology would file with the Securities and Exchange Commission (“SEC”) if an agreement between GigOptix and GSI Technology is reached or any other documents which GigOptix may send to stockholders in connection with the proposed transaction. Investors are urged to read any such documents, when available, because they will contain important information. Such documents would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to GigOptix, 130 Baytech Drive, San Jose, California 95134, Attention: Curt Sacks or by e-mail at csacks@gigoptix.com.

GigOptix and its directors, executive officers and other employees may be deemed to be participants in any solicitation of GigOptix or GSI Technology stockholders in connection with the proposed transaction. Information about GigOptix’ directors and executive officers is available in GigOptix’ Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on Mar. 18, 2014, and its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on Oct. 11, 2013. Additional information about the interests of potential participants will be included in any proxy statement filed in connection with the proposed transaction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts and improvements.

Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to consummate a transaction with GSI Technology, including, GigOptix and GSI Technology may not enter into any definitive agreement with respect to the proposed transaction or required regulatory approvals may not be obtained in a timely manner, if at all; if a transaction is consummated, the ability to realize the anticipated benefits of the proposed transaction, the ability to successfully integrate the two companies, or that the integration of GSI Technology’s operations with GigOptix may be materially delayed or may be more costly or difficult than expected; that the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements; the ability to extend product offerings into new areas or products, the ability to move product sales to production levels, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently acquired or produced product offerings, including bundled product solutions, the ability to improve productivity, and to do so in an efficient manner, the ability to resolve litigation matters, and the ability to pursue and attract other merger and acquisition opportunities.

Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of GigOptix’ filings with the SEC, and in GigOptix’ other current and periodic reports filed or furnished from time to time with the SEC.

All forward-looking statements in this press release are made as of the date hereof, based on information available to GigOptix as of the date hereof, and GigOptix assumes no obligation to update any forward-looking statement.

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